Exhibit 10.1

January 10, 2024

R. Michael Dudley

Re: Separation Agreement

Dear Michael:

This letter agreement follows our conversations regarding your employment with TransCode Therapeutics, Inc. (the “Company”) and confirms your resignation from employment with the Company effective January 13, 2024 (the “Separation Date”). The parties acknowledge that the Company currently proposes to effect a registered public offering pursuant to an effective registration statement on Form S-1, which registered public offering is proposed to be consummated following the Separation Date. The Company agrees that if it proceeds with such registered public offering following the Separation Date it will file an amendment to the registration statement that appropriately discloses your separation from the Company and removes you as a signatory to the registration statement. We appreciate your contributions and would like to work with you to make this transition as smooth as possible.

Regardless of whether you sign this Agreement, you are subject to continuing obligations under your Confidentiality and Intellectual Property Assignment Agreement with the Company, which you executed on January 29, 2016 (the “Confidentiality Agreement” and with any other confidentiality, restrictive covenant and other ongoing common law or fiduciary obligations you have to any of the Releasees (as defined below), the “Ongoing Obligations”). The Company will pay you your accrued salary and accrued but unused paid time off accrued through the Separation Date.

On January 13, 2024, the Company will pay you $19,576.92 in salary for the first payroll period in January. The Company will also pay you, on January 13, 2024, $11,670.22 in paid time off.

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. You and the Company agree as follows:

1.            Severance Benefits

(a)            Severance Pay. The Company will pay you a severance payment, (to which, absent your signing this Agreement, you would not otherwise be entitled) of $34,607.70 (the “Severance Pay”) in a lump sum within 7 days following the Effective Date (as defined below). The Severance Pay shall be subject to taxes and lawful withholdings.

(b)           Acceleration and Exercise Extension. Notwithstanding anything to the contrary in the Company’s 2020 Stock Option and Incentive Plan or 2021 Stock Option and Incentive Plan, as applicable, and the applicable award agreements thereunder (collectively, the “Equity Documents”), if you sign, do not revoke and comply with this Agreement, (i) the number of Company stock options and any other shares subject to time-based vesting (the “Time-Based Equity”) that would have vested under the Equity Documents had you remained employed with the Company until the 12-month anniversary of the Separation Date shall immediately accelerate and become fully exercisable or nonforfeitable as of the Effective Date (the “Equity Acceleration”) and (ii) effective on the Effective Date, the period during which you may exercise your vested Time-Based Equity shall be extended until the date that is twelve (12) months after the Separation Date, but in no event later than the expiration date of such options (the “Exercise Period Extension”). You acknowledge that as a result of the Exercise Period Extension, to the extent your stock options were incentive stock options, your stock options will convert from incentive stock options to nonqualified stock options, subject to applicable law. You are advised to seek tax guidance from your personal tax advisors with regard to the effect of the Exercise Period Extension on the tax treatment of your stock options. Except for the Equity Acceleration and the Exercise Period Extension, your stock options remain subject to the Equity Documents in all respects.

2.            Resignations from Other Positions; Transition of Information and Access

In connection with the ending of your employment, you hereby (i) resign from any and all positions, including, without implication of limitation, as Chief Executive Officer, President and director of the Company and as trustee or other officer, or other positions you occupy, or may be deemed to occupy, at the Company, or any of its subsidiaries or affiliates, in each case effective as of the Separation Date; (ii) agree to execute such documentation as the Company or its applicable subsidiary or affiliate reasonably requires to effectuate such resignations; and (iii) take such steps as the Company (or its applicable subsidiary or affiliate) reasonably requests to ensure the transition of any account access, systems access, password access, customer access, confidential information, Company property, customer information or customer relationships to the Company or its applicable subsidiary or affiliate. You acknowledge and agree that your resignations described in this section shall be effective as of the date of this Agreement and shall not be subject to the Revocation Period (as defined below) or otherwise revocable.

3.            Release of Claims

In consideration for, among other terms, your eligibility for the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you, on behalf of yourself and your heirs, administrators, representatives, successors and assigns (together with you, the “Releasors”) voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former employees, officers, directors, shareholders, interest holders, managers, members, partners, investors, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you or any other Releasor have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

-	relating to your employment by and termination of employment with the Company;

-	of wrongful discharge or violation of public policy;

-	of breach of contract including, without limitation, the Employment Agreement between you and the Company, dated March 24, 2021 (the “Employment Agreement”);

-	all other claims under the Employment Agreement;

-	of defamation or other torts;

-	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

-	under any other federal or state statute;

-	under MGL c. 151B;

-	for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

-	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement or the Executive Officer Indemnification Agreement between you and the Company (the “Indemnification Agreement”) or your vested rights under (and subject to) the Equity Documents or the Company’s Section 401(k) plan.

You acknowledge and represent that, except as expressly provided in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you. You specifically represent that you are not due to receive any commissions or other incentive compensation from the Company.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

4.            Return of Property

You shall not dispose of Company property (including information or documents, including computerized data Company and any copies made of any computerized data Company or software (“Documents”)), without written authorization. You agree to return to the Company all Company property, including, without limitation, keys and access cards, credit cards, files and any Documents containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective) and any information about the Company’s commercial and technical strategies and mechanics associated with implementing those strategies, on or before the seventh (7th day) following the Separation Date, unless earlier requested by the Company. After returning all Documents and Company property, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

5.            Non-Disparagement

Subject to the Protected Activities section below, you agree not to make any oral or written disparaging statements (including through social media) concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, members, directors, shareholders, employees or agents. These non- disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding. The Company’s C-level officers and its current directors shall not: (i) make any oral or written disparaging statements (including through social media) concerning you; or (ii) take any actions or conduct themselves in any way that would reasonably be expected to affect adversely your reputation or goodwill.

6.            Announcement of Transition

You agree to assist the Company, at the Company’s reasonable request, with the press release announcing your resignation. The Company will submit the press release for your review and you agree to respond promptly with any comments you may have, which will be considered in good faith by the Company.

7.            Confidentiality of Agreement-Related Information; Other Obligations

Subject to the Protected Activities section below, you agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your family, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. You represent that during the period since the date of this Agreement, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order. You agree to notify future employers of your Ongoing Obligations.

8.            Protected Activities

Nothing contained in this Agreement or in any other agreement with the Company limits your ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) exercise any rights you may have under Section 7 of the National Labor Relations Act, including any rights you may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Company so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action) but the Company will not limit any right you may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

9.            Defend Trade Secrets Act Notice

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.            Other Provisions

(a)            Termination and Return of Payments. If you breach any of your material obligations under this Agreement or the Ongoing Obligations, in addition to any other legal or equitable remedies it may have for such breach, and notwithstanding anything to the contrary in any agreement between you and the Company, the Company shall have the right to terminate and/or enforce the return of its non-wage payments to you or for your benefit under this Agreement and terminate any extended exercise period for your equity rights. Such remedies in the event of your breach will not affect your continuing obligations under this Agreement.

(b)            Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(c)            Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(d)            Jurisdiction; Governing Law; Interpretation. Except as expressly otherwise provided in the Equity Documents: (i) you and the Company hereby agree that the state and federal courts of Massachusetts located in Boston shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement; and (ii) with respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper; and (iii) This Agreement shall be interpreted and enforced under the laws of Massachusetts, without regard to conflict of law principles. You and the Company waive any right to a jury with respect to any dispute between you.

(e)            Entire Agreement. This Agreement, the Ongoing Obligations (which are incorporated herein by reference), the Equity Documents and the Indemnification Agreement constitute the entire agreement between you and the Company and supersede any previous agreements, understandings or communications between you and the Company.

(f)            Time for Consideration; Effective Date. You acknowledge that the Company proposed an agreement to you on January 3, 2024 (the “Initial Proposal”) and that you have been given the opportunity to consider this Agreement for twenty-one (21) days from the date of the Initial Proposal (the “Consideration Period”). By signing below by no later than January 10, 2024, you agree that you waiving the remainder of the Consideration Period. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You acknowledge that you consulted with an attorney before signing this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement (the “Revocation Period”), you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period. This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends (the “Effective Date”).

(g)            Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, including by electronic means, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

TransCode Therapeutics, Inc.

By:	/s/ Phillippe Calais	1/10/2024
	Phillippe Calais	Date
Executive Chairman

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

By:	/s/ R. Michael Dudley	1/10/2024
	R. Michael Dudley	Date
Executive Chairman